Exhibit 10.6

EMPLOYMENT AND NON-COMPETE AGREEMENT

EMPLOYMENT AND NON-COMPETE AGREEMENT (“Agreement”), dated as of October 1, 2005, by and between ICF Consulting Group, Inc., a Delaware corporation (hereinafter referred to as “Employer”), and Gerald Croan, an individual (hereinafter referred to as “Employee”) residing at the address set forth on the signature page hereof.

W I T N E S S E T H:

WHEREAS, Employee has been employed by Caliber Associates, Inc. (“Caliber”);

WHEREAS, Employer has acquired all of the outstanding stock of Caliber;

WHEREAS, Employer desires to engage or employ Employee to perform services for Employer (or any present or future parent, subsidiary, or affiliate of Employer and any successor or assign of Employer) upon the terms and conditions set forth below, and Employee desires to accept employment upon such terms and conditions; and

WHEREAS, Employer and Employee desire to set forth in writing the terms and conditions of their agreements and understandings with respect to Employee’s employment by Employer.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.      EMPLOYMENT. Employer hereby employs Employee to serve in the position of Executive Vice President and Employee hereby accepts employment by Employer in such position, upon all of the terms and conditions set forth in this Agreement.

2.       TERM. This Agreement shall commence on October 1, 2005 and shall, subject to earlier termination as set forth in Section 9 hereof, continue until the close of business on the second anniversary of such date (the period commencing on the date hereof and continuing through such anniversary or earlier termination is hereinafter referred to as the “Employment Term”).

3.       EMPLOYEE’S REPRESENTATIONS AND WARRANTIES. Except as set forth on Exhibit A hereto, Employee represents, warrants and covenants to Employer that he is free to accept employment with Employer as contemplated herein and has no other written or oral obligations or commitments of any kind or nature which would in any way interfere with his acceptance of employment pursuant to the terms hereof or the full performance of his obligations hereunder or which would otherwise pose any conflict of interest.

ICF Consulting Company Confidential for Recipient’s Eyes Only

4.	DUTIES AND EXTENT OF SERVICES.

(a)    Duties and Extent of Service. During the first fifteen months of the Employment Term, Employee shall serve in the position of Executive Vice President and Practice Leader for Caliber, reporting to ICF’s Chief Operating Officer and shall have such authority and perform such executive duties as are commensurate with such position. During the sixteenth through twenty fourth months of the Employment Term, Employee shall serve in the position of Executive Vice President of ICF Consulting with responsibilities as determined by ICF’s Chief Operating Officer that may include practice management or may focus on strategic direction, business development or senior client management issues in federal and state and local consulting markets. During the sixteenth through twenty fourth months of the Employment Term, Employee shall report to ICF’s Chief Operating Officer, or his or her designee, and shall have such authority and perform such duties as are commensurate with the defined position. Employee shall use reasonable efforts to serve Employer faithfully, diligently and competently. In addition, Employee will hold such other offices in Employer (or any affiliates of Employer) to which he may be elected, appointed or assigned from time to time, and to which he has consented, and shall discharge the duties related to such offices. To the best of his ability during the Employment Term, Employee agrees to devote his full and exclusive business time, skill, attention and energy diligently and competently to perform the duties and responsibilities assigned to him hereunder or pursuant hereto, provided he may manage personal investments, and, with the consent of Employer which shall not be unreasonably withheld, serve on civic or charitable boards. Employee shall be available to travel as the reasonable needs of the business require.

5.	COMPENSATION.

(a)    Base Salary. Subject to the provisions of Section 9 of this Agreement, during the Employment Term for all services rendered under this Agreement, Employer shall pay to Employee a base salary of One Hundred Eighty Four Thousand Dollars ($184,000) per annum (“Salary”), to be increased to One Hundred Ninety Four Thousand Dollars ($194,000) per annum on March 1, 2006. Salary shall be payable in accordance with Employer’s normal payroll practices for its employees and shall be subject to payroll deductions and tax withholdings in accordance with Employer’s usual practices and as required by law. Subsequent to the first annual salary increase, Employee shall receive salary increases annually consistent with Employer’s practices with respect to annual salary increases given to other employees of Employer with responsibilities and titles comparable to Employee’s.

(b)    [Intentionally Omitted].

(c)    Incentive Compensation Pool Plan. Commencing January 1, 2006, Employee shall be eligible to participate in the Employer’s Employee Annual Incentive Compensation Pool Plan (at a level determined on an annual basis) in accordance with the terms of such Plan. The Employee’s bonus range for 2006 shall be Zero to Sixty Thousand dollars ($0-$60,000)

(d)    Purchase of Employer Stock. Employee will be given the opportunity to invest in Employer through the purchase of Employer common stock within three (3) months of closing event between Employer and Caliber. Employee’s minimum investment, if any, will be $100,000 and the price per share at which the stock may be purchased shall be the then prevailing fair market value of a share, but in no event at a price greater than, or on terms less favorable then the price or terms under which stock is then being offered or sold to other ICF executives. Upon signing a non-disclosure agreement, Employee will receive a copy of the Information Memorandum for Management Shareholders.

6.	FRINGE BENEFITS AND EXPENSES; BOARD OBSERVER

(a)    Employee Benefits. Employee shall not be entitled to any benefits or fringe benefits except as specifically set forth in this Agreement and except for those, if any, made available by Employer from time to time (subject to applicable requirements for participation), in Employer’s sole discretion, to all of its other employees generally, which shall be available to Employee on a basis and under terms at least as favorable as those available to Employee’s peer executives.

(b)    Group Insurance and Benefits Plans. During the Employment Term, Employee shall be entitled to participate (subject to applicable requirements for participation) in the applicable group health insurance and medical plans and group life insurance plan and group disability insurance plan maintained from time to time by Employer for its employees on a basis and under terms at least as favorable as those available to Employee’s peer executives.

(c)    Expenses. Employer shall reimburse Employee for his reasonable out-of-pocket costs and expenses in connection with the performance of his duties and responsibilities hereunder, subject to the submission of appropriate vouchers, bills and receipts in accordance with Employer’s policies from time to time in effect, including sufficient detail to entitle Employer to income tax deductions for such paid items, if such items are so deductible.

7.	NON-COMPETITION.

(a)    The non-competition and non-solicitation of employee provisions set forth in Section 5.8 of that certain Stock Purchase Agreement, dated of even date herewith, among Employer, Employee, Caliber and the other parties named therein (the “Stock Purchase Agreement”) are incorporated herein by this reference as if fully set forth herein. In this connection, all defined terms in such provisions incorporated herein shall have the meanings ascribed to them in the Stock Purchase Agreement. All references to this Section 7 shall be deemed include the provisions incorporated herein by reference.

(b)    In connection with this Agreement, Employee, as a condition of his employment, shall execute and deliver to Employer the Croan/Bishop Employee Non-Solicitation/Non-Competition Agreement attached hereto as Exhibit B (the “Non-Solicitation Agreement”).

(c)    Employee acknowledges that the Stock Purchase Agreement governing Employer’s acquisition of Caliber includes certain non-competition and non-solicitation covenants applicable to Employee. As between Sections 5.8 and 5.9 of the Stock Purchase

Agreement and the covenants contained in the Non-Solicitation Agreement, the more restrictive covenants shall apply to Employee.

(d)    Employee acknowledges that the provisions of this Section 7 are reasonable in scope and duration and that he possesses sufficient skills such that he could be gainfully employed following the Employment Term without violating such provisions. If, in any judicial proceeding, a court refuses to enforce any of the covenants set forth in this Section 7 (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 7 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

(c)    Notwithstanding the foregoing, the restrictions set forth in this Section 7 shall immediately terminate and shall be of no further force or effect (i) in the event of default by Employer of the performance of any of its obligations hereunder, which default is not cured within ten (10) days after notice thereof, (ii) if Employee’s employment has been terminated by Employer other than for Cause, or (iii) if Employee resigns for Good Reason.

8.       RETURN OF PROPERTY. All computer software, computer programs, source codes, object codes, magnetic tapes, printouts, samples, notes, records, reports, documents, schematics, customer lists, photographs, catalogs and other writings, whether copyrightable or not, relating to or dealing with Employer’s business and plans, and those of others entrusted to Employer which are prepared or created by Employee or which may come into his possession at any time during or as a result of his employment, are the property of Employer, and upon termination of his employment, Employee agrees to return all such computer software, computer programs, source codes, object codes, magnetic tapes, printouts, samples, notes, records, reports, documents, schematics, customer lists, photographs, catalogs and other writings and all copies thereof to Employer.

9.       TERMINATION OF EMPLOYMENT.

(a)    Termination Events and Certain Notices. Notwithstanding any provisions of this Agreement to the contrary, Employee’s employment and this Agreement may be terminated only as follows: (i) by Employer with Cause (as hereinafter defined), effective upon the delivery of written notice to Employee; (ii) by Employer without Cause, effective following advance notice of not less than thirty (30) days; (iii) by Employee with or without Good Reason, effective following advance notice of not less than thirty (30) days; (iv) upon Employee’s death; or (v) upon Employee becoming Disabled (as defined below), effective on the date of such disability event. Any notice pursuant to this Section 9 shall: (i) indicate the specific termination provision in this Agreement relied upon, (ii) in the case of termination under Section 9(b) or 9(c), set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated (the failure by Employee or Employer to set forth in the notice any fact or circumstance shall not waive any right Employee or Employer hereunder or preclude Employee or Employer from asserting such fact or circumstance in enforcing Employee’s or Employer’s rights hereunder), and (iii) the effective date of the termination, as determined in accordance with this Section 9(a) (the “Date of Termination”).

(b)    Definitions of Cause and Disabled. For purposes of this Agreement, “Cause” shall mean: (i) willful fraud or embezzlement by Employee with respect to Employer, (ii) a material act of dishonesty with respect to Employer, or willful breach of fiduciary duty to Employer on the part of Employee in performance of employment duties, in each case, that is materially injurious to Employer, (iii) conviction of a felony, (iv) habitual drunkenness or drug addiction, (v) continued gross negligence or willful misconduct in the performance of employment duties after notice specifically identifying such negligence or misconduct, (vi) material abandonment or willful neglect of employment duties, (vii) repeated insubordination, after notice specifically identifying such insubordination, that is materially injurious to Employer, (viii) conduct on the part of Employee which results in governmental sanctions being imposed on Employer or Employee, (ix) events or items not covered by clauses (i) through (viii) which constitute a material breach by Employee of this Agreement which is not cured by Employee within thirty (30) days following his receipt of written notice thereof, or (x) material breach by Employee of any of his representations or warranties under this Agreement which, if curable, is not cured within thirty (30) days following notice to Employee thereof. Employee shall be deemed “Disabled” if, in Employer’s reasonable judgment after consultation with a doctor of its choice and acceptable to Employee or his legal representative (which may, but need not be, the doctor then treating Employee), Employee is unable, due to mental, emotional or physical injury or illness, to perform substantially all of his employment duties for a period of 120 consecutive days or 150 days within any period of 365 days; provided, however, that to the extent Employee is covered by a group disability insurance policy offered to employees of Employer, the term “Disability” shall be determined consistent therewith.

(c)    Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall mean, in the absence of the express written consent of Employee with respect thereto, a reasonable determination by Employee that any of the following has occurred: (i) the assignment to Employee of any duties inconsistent in any material respect with Employee’s position, authority, duties or responsibilities as defined in Section 4 of this Agreement, or any other action by Employer which results in a material diminution in such position, authority, duties or responsibilities; (ii) any failure by Employer to comply with any material provision of this Agreement applicable to it; (iii) the assignment of Employee to a location outside Washington, D.C. or Northern Virginia; (iv) a reduction of Employee’s Salary; or (v) the order, request or insistence by Employer that the Employee engage in any unlawful conduct.

(d)    Effect of Termination For Cause or Employee’s Resignation. In the event that this Agreement is terminated by Employer with Cause, or in the event that Employee resigns from or quits his employment without Good Reason, Employer shall pay to Employee, within thirty (30) days following the date of such termination, Salary and any then accrued but unpaid bonus amounts payable to Employee and any compensation previously deferred by Employee to the extent not theretofore paid through the date of such termination. Subject to the requirements of Federal COBRA laws, Employee shall not be entitled to any other compensation, remuneration or other sums provided for in this Agreement.

(e)    Compensation Upon Death or Disability. Upon the death of Employee, or termination of employment because Employee is Disabled, Employer shall pay to Employee, his legal guardian or the legal representative of Employee’s estate (or heir as designated by the legal representative of Employee’s estate at such time), within thirty (30) days following the date of Employee’s death or termination, the Salary, any accrued but unpaid bonus amounts payable to Employee and any compensation previously deferred by Employee to the extent not theretofore paid through the date of death or termination (to be paid when it otherwise would have been payable). In addition, any incentive stock options granted to Employee that have not vested shall be deemed automatically to have vested upon the date of such death or termination. Subject to the requirements of Federal COBRA laws, Employee (or such legal guardian, legal representative or any heirs) shall not be entitled to any other compensation, remuneration or other sums provided for in this Agreement or to which Employee might otherwise be entitled hereunder or at law or in equity, provided that Employee shall receive such disability and death benefits to which Employee may be entitled as a participant in the benefit plans of Employee in which employee participates, it being understood and agreed that if Employee is being paid under a disability insurance plan, Employer shall not be obligated to also pay Salary to Employee.

(f)    Compensation Upon Termination Without Cause or Resignation for Good Reason. In the event that Employer terminates this Agreement without Cause or Employee resigns for Good Reason, Employer shall pay to Employee within thirty (30) days after the Date of Termination, the sum of (1) Employee’s Salary through the Date of Termination to the extent not theretofore paid; and (2) any accrued but unpaid bonus amounts payable to Employee. In addition, Employer shall pay to Employee severance pay equal to the greater of (i) the amount of Salary that would have been paid during the remainder of the Employment Term as would have been payable had termination not occurred or (ii) an amount equal to twenty (20) weeks of salary at the rate of Employee’s then base Salary. Any severance shall be payable in bi-weekly amounts equal to the bi-weekly compensation payments received by Employee prior to the termination until the severance pay is paid in full.

(g)    Termination After the Employment Term. If at any time after the Employment Term, Employer terminates Employee’s employment relationship with Employer without Cause or Employee resigns for Good Reason, Employer shall pay to Employee within five (5) business days after the Date of Termination, the sum of (1) Employee’s Salary through the Date of Termination to the extent not theretofore paid; and (2) any accrued but unpaid bonus amounts and benefits payable to Employee. In addition, Employer shall pay to Employee within five (5) business days after the Date of Termination severance pay equal to the greater of (i) the amount of severance that would be payable under the Employer’s then existing severance payment plan or policy and (ii) an amount equal to twenty (20) weeks of salary at the rate of Employee’s then base salary. Any severance shall be payable in bi-weekly amounts equal to the bi-weekly compensation payments received by Employee prior to the termination until the severance pay is paid in full. Notwithstanding anything herein to the contrary, this Section 9(g) shall survive any termination or expiration of this Agreement.

10.       LAW APPLICABLE. This Agreement shall be governed by and construed pursuant to the laws of the Commonwealth of Virginia, without giving effect to conflicts of laws principles.

11.       NOTICES. Any notices required or permitted to be given pursuant to this Agreement shall be sufficient, if in writing and sent by certified or registered mail, return receipt requested, to his residence, listed on the signature page of this Agreement, in the case of Employee, and to 9300 Lee Highway, Fairfax, Virginia 22031, Attention: Chief Operating Officer, in the case of Employer.

12.       ASSIGNMENT, ETC. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, heirs, assignees and/or successors in interest of any kind whatsoever; provided, however, that Employee acknowledges and agrees that he cannot assign or delegate any of his rights, duties, responsibilities or obligations hereunder to any other person or entity. Employer may assign its rights under this Agreement to any affiliate of Employer or to any entity upon any sale of all or substantially all of the assets of Employer, or upon any merger or consolidation of Employer with or into any other entity, provided that such assignment shall not relieve Employer of its obligations hereunder without the written consent of Employee.

13.       ENTIRE AGREEMENT; MODIFICATIONS. This Agreement, together with the Non-Solicitation Agreement, Agreement on Ideas, Inventions, and Confidentiality and the Code of Ethics Acknowledgment executed by Employee, constitutes the entire final agreement between the parties with respect to, and supersedes any and all prior agreements between the parties hereto both oral and written concerning, the subject matter hereof and may not be amended, modified or terminated except by a writing duly signed by the parties hereto.

14.       SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable, and is not reformed by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision and shall not in any way affect or render invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision were not contained herein.

15.       NO WAIVER. A waiver of any breach or violation of any term, provision or covenant contained herein shall not be deemed a continuing waiver or a waiver of any future or past breach or violation. No oral waiver shall be binding. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

16.       SPECIFIC PERFORMANCE. It is agreed and understood by the parties hereto that monetary damages alone are not an adequate remedy for any breach of the provisions of this Agreement, and its provisions may be specifically enforced by an injunction issued by a court of competent jurisdiction.

17.	ARBITRATION.

(a)    If a dispute arises out of or relates to this Agreement or the breach thereof, the parties agree to use their commercially reasonable efforts to resolve such dispute within a reasonable time through negotiations and efforts by the affected parties. If such dispute cannot be resolved by negotiation, the parties agree to submit the dispute to a sole mediator selected by the parties, or, if the parties are unable to agree to the sole mediator, the parties agree to submit the dispute to mediation under the rules of the American Arbitration Association (“AAA”). If not thus resolved, the dispute will be referred to a single arbitrator selected by the parties within thirty (30) days after the conclusion of mediation, or in the absence of such agreement on such selection, to AAA for selection in accordance with the rules of the AAA.

(b)    Any resolution reached through mediation or award arising out of arbitration (i) shall be limited to a holding for or against a party, and affording such monetary remedy as is deemed equitable, just and within the scope of this Agreement; (ii) may in appropriate circumstances include injunctive relief; and (iii) may be entered in court in accordance with the United States Arbitration Act.

(c)    The arbitrator may not limit, expand or otherwise modify the terms of this Agreement.

(d)    The laws of the Commonwealth of Virginia shall apply to any mediation, arbitration, or litigation (for specific performance or interim measures as set forth in paragraph (f)) arising under this Agreement. All disputes and matters arising under, in connection with, or incident to this Agreement which are to be litigated, if at all, shall be litigated in and before the United States District Court for the Eastern District of Virginia or the courts of Fairfax County, Virginia.

(e)    A request by a party to a court for interim measures or specific performance necessary to preserve a party’s rights and remedies for resolution pursuant to this Section shall not be deemed a waiver of the obligation to mediate or agreement to arbitrate.

(f)    The parties, their representatives, other participants and the mediator or arbitrator shall hold the existence, content and result of mediation or arbitration in confidence.

18.       COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this agreement to account for all such counterparts.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands to this Agreement on the day and year first above written.

ICF CONSULTING GROUP, INC.

By:	/s/ ALAN R. STEWART
Name:	Alan R. Stewart
Title:	CFO

/s/ GERALD CROAN
Gerald Croan

Address:

CROAN

NON-SOLICITATION/

NON -COMPETITION AGREEMENT

THIS NON-SOLICITATION/NON-COMPETITION AGREEMENT (the “Agreement”) is made on October 1, 2005 (date) by and between ICF CONSULTING GROUP, INC. including all of its subsidiaries (collectively, the “Employer”) and GERALD CROAN (the “Employee”).

WHEREAS, Employee was formerly an employee of Caliber;

WHEREAS, by the terms of Stock Purchase Agreement by and among ICF Consulting Group, Inc., Caliber Associates, Inc. Employee Stock Ownership Plan and Trust, Caliber Associates, Inc., Gerald Croan and Sharon Bishop (the “Stock Purchase Agreement”), the Employer is to acquire Caliber (the “Purchase Transaction”);

WHEREAS, in connection with the Purchase Transaction, Employee is to become an employee of the Employer or one of its subsidiaries;

WHEREAS, as a condition of Employee’s initiation or continuation of employment with the Employer, the Employee and the Employer have entered into this Agreement; and

WHEREAS, in the course of employment, Employee has learned or will learn confidential information about the Employer and its clients and customers, improper use or disclosure of which could interfere with or disrupt the Employer’s business.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, agree as follows:

1.     For a period of two (2) years after the Closing Date (all capitalized terms used and not otherwise defined herein shall have the definition provided in the Stock Purchase Agreement) or one year after Employee ceases to be employed by Employer, whichever is longer (the “Non-Compete Period”), Employee shall not, except for the benefit of Employer, in any way, directly or indirectly, through affiliates, subsidiaries, employees or agents or otherwise, manage, direct, operate, control, be employed by, associated with, or engage in, or participate in any of the foregoing or otherwise advise or assist in any way or be connected with or directly or indirectly own as partner, shareholder, proprietor, advisor or consultant or otherwise or, except as provided in paragraph (b) below, have any investment, interest in or right with respect to any enterprise, entity or business which competes with the “Employer Business”, as defined below.

(a)    For purposes hereof, an “Employer Business” shall mean the business activities of Employer.

(b)    Nothing herein shall prohibit Employee from being a passive owner of not more than five percent (5%) of the equity securities of a publicly traded enterprise.

(c)    The foregoing shall not prevent Employee, after termination of employment with Employer, from participating, directly or indirectly, in any business activities of an entity or organization described in Section 501(c)(3) of the Code, provided (i) Employee gives ten (10) business days’ prior written notice to ICF of any such business activities that are otherwise prohibited in this Section 1 but for this clause and (ii) either (a) Employer consents to such activities in writing or (b) fails to respond to the notice by the tenth (10th) business day following such notice.

2.    During the Non-Compete Period, Employee shall not, directly or indirectly, except for the benefit of Employer, solicit, attempt to solicit, offer employment, hire or otherwise persuade any person employed by Employer in the Employer Business to leave the employ of Employer or entice or persuade or attempt to persuade any such person to leave the employ of Employer. The preceding sentence shall not apply to any such person who is terminated by Employer (or any of its affiliates) or terminates his or her employment with Employer (or any of its affiliates) without any solicitation from Employee and six (6) months have elapsed since such termination.

3.    During the Non-Compete Period, the Employee agrees that he or she will not, either individually for him or herself, or for the benefit of any other entity, either as employee, consultant, investor or in any other capacity whatsoever: (i) solicit to perform or perform for any Customer or Prospective Customer, any services of a nature or kind similar to and/or competitive with services provided by (or proposed to be provided by, as evidenced by Employer’s written records) Employer as of the Closing Date, or (ii) sell to any Customer or Prospective Customer any products that are similar and/or competitive with any products offered for sale by Employer as of the Closing Date. For purposes of this Agreement, “Customer” means any entity that has purchased services or goods from Employer at any time within two (2) years prior to the date the Employee ceases to be employed by Employer (the “Look Back Period”) and “Prospective Customer” means any entity either identified by Employer for solicitation (as evidenced by Employer’s written records), or solicited by Employer (as evidenced by Employer’s written records) during the Look Back Period.

4.    Employee acknowledges that the provisions of this Agreement are reasonable in scope and duration. If, in any judicial proceeding, a court refuses to enforce any of the provisions set forth in this Agreement (or any part thereof), then such unenforceable provision (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate provisions (or portions thereof) to be enforced. In the event that the provisions of this Agreement are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

5.    The provisions of this Agreement are necessary to protect the Employer’s business from unfair competition and other disruptions. The provisions of this Agreement are not unduly burdensome to the Employee and will not unduly restrict the Employee’s ability to earn a livelihood should the employment relationship between the Employer and Employee cease.

6. The remedies at law available to the Employer for any breach or threat of breach by the Employee of this Agreement will be inadequate, and the Employer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which the Employer may be entitled at law or equity. In the event that either party prevails in any action to enforce the terms of this Agreement, such party shall be entitled to recover expenses incurred in enforcing these provisions, including reasonable attorneys’ fees and court costs.

7. The terms and enforcement of this Agreement are governed by the laws of the Commonwealth of Virginia, without regard to conflict of laws rules. Any legal action relating to or arising from this Agreement will be brought in a state court of competent jurisdiction in Fairfax County, Virginia or in the United States District Court for the Eastern District of Virginia, each venue being where the Employer maintains its principal place of business. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Covenant on the date first above written.

Signed:	/s/ GERALD CROAN	Date:
Print Name:	Gerald Croan

ICF Consulting Group, Inc.

Signed:	/s/ ALAN R. STEWART	Date:
Print Name:	Alan R. Stewart